CREDIT AGREEMENT

                            DATED AS OF JUNE 15, 2001

                                 BY AND BETWEEN

                            LACROSSE FOOTWEAR, INC.,

                                   AS BORROWER

                                       AND

                               FIRSTAR BANK, N.A.

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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE 1         DEFINITIONS..................................................1

     1.1      Definitions......................................................1

     1.2      Other Definitional Provisions...................................13

     1.3      Accounting Terms and Determinations.............................14

ARTICLE 2         THE TERM LOAN...............................................14

     2.1      Term Loan.......................................................14

ARTICLE 3         OTHER PROVISIONS RELATING TO CREDIT FACILITIES..............15

     3.1      Default Rate....................................................15

     3.2      Extension and Conversion........................................15

     3.3      Prepayments.....................................................16

     3.4      [Reserved]......................................................16

     3.5      Capital Adequacy................................................16

     3.6      Inability To Determine Interest Rate............................16

     3.7      Illegality......................................................17

     3.8      Requirements of Law.............................................17

     3.9      Taxes...........................................................18

     3.10     Indemnity.......................................................19

     3.11     Place and Manner of Payments....................................19

ARTICLE 4         CONDITIONS..................................................20

     4.1      Conditions to Closing Date......................................20

ARTICLE 5         REPRESENTATIONS AND WARRANTIES..............................21

     5.1      Financial Statements............................................21

     5.2      Ownership of Properties; Liens and Encumbrances.................21

     5.3      Corporate Existence; Compliance with Law........................22

     5.4      Corporate Power; Authorization; Enforceable Obligations.........22

     5.5      No Legal Bar; No Default........................................22

     5.6      No Material Litigation..........................................23

     5.7      Investment Company Act..........................................23

     5.8      Federal Regulations.............................................23

     5.9      ERISA...........................................................23

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     5.10     Environmental Matters...........................................23

     5.11     Use of Proceeds.................................................24

     5.12     Subsidiaries....................................................24

     5.13     Taxes...........................................................24

     5.14     Solvency........................................................25

     5.15     Accuracy of Information.........................................25

ARTICLE 6         AFFIRMATIVE COVENANTS.......................................25

     6.1      Financial Statements............................................25

     6.2      Payment of Obligations..........................................26

     6.3      Conduct of Business and Maintenance of Existence................26

     6.4      Maintenance of Property; Insurance..............................26

     6.5      Inspection of Property; Books and Records; Discussions..........27

     6.6      Notices.........................................................27

     6.7      Environmental Laws..............................................28

ARTICLE 7         NEGATIVE COVENANTS..........................................28

     7.1      Indebtedness....................................................28

     7.2      Liens...........................................................29

     7.3      Nature of Business..............................................29

     7.4      Consolidation, Merger or Sale of Assets, etc....................29

     7.5      Advances, Investments and Loans.................................30

     7.6      Guarantee Obligations...........................................30

     7.7      Transactions with Affiliates....................................30

     7.8      Ownership of Subsidiaries.......................................30

     7.9      Fiscal Year.....................................................30

     7.10     Prepayments of Indebtedness, etc................................31

     7.11     Dividends.......................................................31

     7.12     Financial Covenants.............................................31

ARTICLE 8         EVENTS OF DEFAULT...........................................32

ARTICLE 9         MISCELLANEOUS...............................................34

     9.1      Amendments and Waivers..........................................34

     9.2      Notices.........................................................35

     9.3      No Waiver; Cumulative Remedies..................................36

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     9.4      Survival of Representations and Warranties......................36

     9.5      Payment of Expenses and Taxes...................................36

     9.6      Successors and Assigns..........................................37

     9.7      Set-off.........................................................37

     9.8      Confidentiality.................................................37

     9.9      Table of Contents and Section Headings..........................38

     9.10     Counterparts....................................................38

     9.11     Severability....................................................38

     9.12     Integration.....................................................38

     9.13     Governing Law...................................................38

     9.14     Consent to Jurisdiction and Venue...............................38

     9.15     Acknowledgments.................................................38

     9.16     Waivers of Jury Trial...........................................39

     9.17     Limitation of Liability.........................................39


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
                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of June 15, 2001 (the "Credit Agreement"), is by and between LACROSSE FOOTWEAR, INC., a Wisconsin corporation (the "Borrower"), and FIRSTAR BANK, N.A., (the "Lender").

                                   ARTICLE 1

                                   DEFINITIONS

     1.1 Definitions. As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

          "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding twenty percent (20%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Assignment of Life Insurance" means the Assignment of Life Insurance of even date herewith executed by the Borrower with respect to the following life insurance policies owned by the Borrower: Northwestern Mutual Life Insurance policies held on the lives of Frederick R. Funk (policy number 4,670,500), Albert P. Funk, Jr. (policy number 6,285,692), Frank J. Uhler, Jr. (policy number 7,672,039); Amerus Life Insurance Company policy held on the life of Patrick K. Gantert (policy number 2,685,993); and Equitable Variable Life Insurance Company policies held on the lives of Frank J. Uhler, Jr. (policy numbers 38,215,413 and 38,215,411) and Patrick K. Gantert (policy number AA40,249,839), and any other assignment of life insurance executed by any Person, at any time or from time to time, in favor of the Lender to secure the Obligations.

          "Borrower" is defined in the Preamble.

          "Borrowing Date" means in respect of the Term Loan, the date such Term Loan is made.

          "Business" is defined in Section 5.10(b).

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Wisconsin are closed, except that, when used in connection with a rate determination, borrowing or payment in respect of a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England and Nassau, Bahamas.

          "Calculation Date" is defined in the definition of Interbank Offered Rate.

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          "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

          "Capital Lease" means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

          "Capital Lease Obligations" means the capital lease obligations relating to a Capital Lease determined in accordance with GAAP.

          "Closing Date" means the date hereof.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "Consolidated Subsidiaries" means Subsidiaries whose financial statements are consolidated with those of the Borrower in accordance with GAAP.

          "Consolidated Tangible Assets" at any date of determination means the total amount of all assets of the Borrower and its Subsidiaries as of the end of the month immediately preceding the date on which such determination is made, determined in accordance with GAAP, less all Intangible Assets.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "Credit Documents" means this Credit Agreement, the Assignment of Life Insurance, the Note, the Shareholder Guaranty, the Subsidiary Guaranty, the Mortgage, the Parent Security Agreement, the Subsidiary Security Agreement, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

          "Danner" means Danner Shoe Manufacturing Co., a Wisconsin corporation and a wholly-owned Subsidiary of the Borrower.

          "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Dollars" and "$" means dollars in lawful currency of the United States of America.

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          "Domestic Lending Office" means the office or branch of the Lender identified in Section 9.2, or such other office or branch as the Lender may identify by written notice to the Borrower.

          "Environmental Laws" means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority (or other Requirement of Law including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "Eurodollar Lending Office" means the office or branch of the Lender identified in Section 9.2, or such other office or branch as the Lender may identify by written notice to the Borrower.

          "Eurodollar Loan" means any portion of the Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

          "Eurodollar Rate" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

          Eurodollar Rate =     Interbank Offered Rate
                           ---------------------------------
                           1 - Eurodollar Reserve Percentage

          "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined, whether or not the Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credits for proration, exceptions or offsets that may be available from time to time to the Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Event of Default" is defined in Section 8.

          "Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the

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     weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (B) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender on such day on such transactions as determined by the Lender.

          "GAAP" means generally accepted accounting principles in effect in the United States of America applied on a consistent basis.

          "GE Loan Agreement" means that certain Credit Agreement dated as of June 13, 2001 among the Borrower, Danner, the other credit parties signatory thereto, the lenders signatory thereto and General Electric Capital Corporation, as agent, as the same may be modified or amended from time to time.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation" means, as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum


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

     reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Indebtedness" means, with respect of any Person: (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Person is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) obligations which are evidenced by notes, acceptances or other instruments; (d) Capital Lease Obligations in respect of equipment; and (e) any unfunded obligation of the Person to any Plan.

          "Indemnified Liabilities" is defined in Section 9.5.

          "Insolvency" means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

          "Insolvent" means pertaining to a condition of Insolvency.

          "Intangible Assets" means any goodwill, patents, trademarks, trade names, copyrights, operating rights, organizational or development expenses, noncompetition agreements, investments in unconsolidated Subsidiaries, loan placement fees, unamortized debt discount or expense, unamortized deferred charges, and other assets properly classified as intangible assets in accordance with GAAP.

          "Interbank Offered Rate" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the per annum rate of interest determined by the Lender (each such determination to be conclusive and binding absent manifest error) to be the average (rounded up, if necessary, to the nearest one-sixteenth (1/16) of one percent) of the offered rates for deposits in U.S. dollars for the applicable Interest Period which appear on the Reuters Screen LIBOR Page (or such other page on which the appropriate information may be displayed), on the electronic communications terminals in the Lender's money center as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (the "Calculation Date"), except as provided below. If fewer than two offered rates appear for the applicable Interest Period or if the appropriate screen is not accessible as of such time, the term "Interbank Offered Rate" shall mean the per annum rate of interest determined by the Lender (each such determination to be conclusive and binding absent manifest error) to be the average (rounded up, if necessary, to the nearest one-sixteenth (1/16) of one percent) as the effective rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by major banks to the Lender in the applicable interbank market for Eurodollar deposits at 11:00 a.m. (Milwaukee, Wisconsin) on the Business Day which is the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in the amount of the requested Eurodollar Loan. If no such offers or quotes are generally available for such amount, then the provisions of Section 3.6 shall apply.


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          "Intercreditor Agreement" means that certain Intercreditor Agreement by and between the Lender and General Electric Capital Corporation, as Agent, substantially in the form of Exhibit A attached hereto, as the same may be modified or amended from time to time.

          "Interest Payment Date" means (a) as to any Prime Rate Loan, the last day of each month and the Term Termination Date, as applicable and (b) as to any Eurodollar Loan, the last day of the applicable Interest Period. Whenever any Interest Payment Date shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day as provided in Section 3.11.

          "Interest Period" means with respect to any Eurodollar Loan,

               (i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower in the notice of borrowing or notice of conversion given with respect thereto; and

               (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that the foregoing provisions are subject to the following:

                    (A) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                    (B) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

                    (C) if the Borrower shall fail to give notice as provided
               above, the Borrower shall be deemed to have selected a Prime Rate Loan to replace the affected Eurodollar Loan;


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                    (D) with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date unless the portion of the Term Loan consisting of Prime Rate Loans together with the portion of the Term Loan consisting of Eurodollar Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment is due, is at least equal to the amount of such principal amortization payment due on such date; and

                    (E) no more than three (3) Eurodollar Loans may be in effect at any time. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period.

          "Lender" is defined in the Preamble.

          "Lien" means any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or otherwise), priority or charge of any kind including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction (or other similar recording or notice statute, and any lease in the nature thereof), except a filing for precautionary purposes made with respect to a true lease or other true bailment.

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations, when such obligations are required to be performed, under this Credit Agreement or any of the other Credit Documents or (c) the validity or enforceability of this Credit Agreement, the Note or any of the other Credit Documents or the rights or remedies of the Lender hereunder or thereunder.

          "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Mortgage" means collectively, those certain Real Estate Mortgages by and between and the Borrower and the Lender substantially in the form of Exhibit B attached hereto, as the same may be modified or amended from time to time.

          "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.


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          "Net Proceeds" means the gross cash proceeds including cash by way of deferred payment pursuant to a promissory note, receivable or otherwise, (but only as and when received) received from the sale, lease, conveyance, disposition or other transfer of assets, or from a Recovery Event or from the sale, issuance or placement of equity securities, Indebtedness for borrowed money or Subordinated Debt to or from a Person other than the Borrower, net of (i) transaction costs payable to third parties, (ii) the estimated taxes payable with respect to such proceeds (including, without duplication, withholding taxes), (iii) Indebtedness (other than Indebtedness owed to the Lender pursuant to the Credit Documents) which is secured by the assets which are the subject of such event to the extent such Indebtedness is paid with a portion of the proceeds therefrom, and
     (iv) any and all cash costs which may occur as a result of discontinuing operations, shut-downs or otherwise resulting from, the disposition of such assets.

          "Net Worth" means, with respect to any Person as of any date of determination, the book value of the assets of such Person, minus the sum of (a) reserves applicable thereto, and (b) all of such Person's liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

          "Non-Excluded Taxes" is defined in Section 3.9.

          "Note" means the Term Note.

          "Notice of Extension/Conversion" means the written notice of extension or conversion as referenced and defined in Section 3.2.

          "Obligations" means, without duplication, all of the obligations of the Borrower to the Lender (including the obligations to pay principal of and interest on the Term Loan, and to pay certain expenses and the obligations arising in connection with various indemnities) whenever arising, under this Credit Agreement, the Note or any other of the Credit Documents to which the Borrower is a party.

          "Parent Security Agreement" means that certain Security Agreement by and between the Borrower and the Lender substantially in the form of Exhibit C attached hereto, as the same may be modified or amended from time to time.

          "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

          "Permitted Guarantee Obligations" means (i) Guarantee Obligations of the Borrower and its Subsidiaries relating to Indebtedness of the Borrower or a Subsidiary otherwise permitted under Section 7.1, (ii) Guarantee Obligations of the Borrower and its Subsidiaries relating to obligations of their customers under third-party wholesale/retail finance arrangements, consistent with past practices of the Borrower, and (iii) Guarantee Obligations of the Borrower and its Subsidiaries relating to performance bonds issued for their customers to facilitate sales of products of the Borrower and its Subsidiaries, consistent with past practices of the Borrower; provided, however, that in no event shall the aggregate amount of all Permitted Guarantee Obligations exceed $500,000 at any one time outstanding.


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

          "Permitted Investments" means (i) cash; (ii) accounts, chattel paper, and notes receivable created by the Borrower in the ordinary course of business; (iii) advances in the ordinary course of business to suppliers, employees and officers of the Borrower consistent with past practices in an aggregate amount at any time outstanding of not more than $200,000 to any one individual or $400,000 in the aggregate; (iv) investments in bank certificates of deposit (but only with banks having a recognized Thompson's BankWatch rating of BC or better), open market commercial paper maturing within one year having the highest rating of either Standard & Poors Corporation or Moody's Investors Services, Inc., U.S. Treasury Bills subject to repurchase agreements and short-term obligations issued or guaranteed by the U.S. Government or any agency thereof, and non-rated commercial paper issued by or through the Lender; (v) investments in open-end diversified investment companies of recognized financial standing investing solely in short-term money market instruments consisting of securities issued or guaranteed by the United States government, its agencies or instrumentalities, or municipalities, time deposits and certificates of deposit issued by domestic banks or London branches of domestic banks, bankers acceptances, repurchase agreements, high grade commercial paper and the like; (vi) Eurodollar certificates of deposit in a financial institution of recognized standing with a rating by Thompson's BankWatch of BC or better; (vii) stock or other securities of a Subsidiary or other entity which is, or immediately after such investment will be, a Subsidiary (subject to the terms of Section 7.8 hereof); (viii) loans or advances to Subsidiaries constituting general obligations of such Subsidiaries, provided such obligations shall not be subordinated to any other obligations of such Subsidiaries; and (ix) purchases of or investments in bonds or other obligations issued by a municipality; and (x) investments that would not otherwise cause the Borrower to violate Section
     7.12 hereof. As used herein, "investment" means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of capital stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

          "Permitted Liens" means

               (i) Liens created by or otherwise existing under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lender (including Liens in favor of the Lender on cash collateral deposits supporting letters of credit outstanding on the Closing
          Date), and Liens created by or otherwise existing under or in connection with the GE Loan Agreement in favor of General Electric Capital Corporation, as Agent, provided that all such Liens are subject to the terms of the Intercreditor Agreement;

               (ii) purchase money Liens securing purchase money indebtedness (and refinancings thereof) and Capital Lease Obligations, to the extent permitted under Section 7.1(c);

               (iii) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

               (iv) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

               (v) pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

               (vi) deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

               (viii) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

               (ix) Liens in existence on the date hereof listed on Schedule 7.2, securing Indebtedness permitted by Sections 7.1(b) and 7.1(c), provided that no such Lien is spread to cover any additional property (other than proceeds of the collateral originally subject to such Lien in accordance with the instrument creating such Lien) after the Closing Date and that the amount of Indebtedness secured thereby is not increased, and Liens that may come into existence after the date hereof in favor of the George and Virginia Schneider Trust on the Borrower's assets, provided that such Liens are subordinated on terms acceptable to the Lender;

               (x) leases and subleases otherwise permitted hereunder granted to others not interfering in any material respect in the business of the Borrower or any Subsidiary; and

               (xi) attachment or judgment Liens, where the attachment or judgment which gave rise to such Liens does not constitute an Event of Default hereunder.

          "Permitted Sale-Leaseback Transaction" means a transaction pursuant to which the Borrower sells an item of equipment to a financial institution and concurrently with such sale (i) leases such item of equipment back from such financial institution and (ii) subleases such item of equipment to a customer of the Borrower pursuant to a sublease agreement under which such customer obtains an option to purchase such item of equipment at or before the end of such sublease.

          "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

          "Plan" means at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Prime Rate" means, for any day, the higher of (i) the per annum rate of interest established from time to time by the Lender at its principal office in Milwaukee, Wisconsin as its Prime Rate, or (ii) the Federal Funds Rate plus 1%. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Lender. The Prime Rate is a reference rate used by the Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

          "Prime Rate Loan" means any portion of the Term Loan bearing interest at a rate determined by reference to the Prime Rate.

          "Properties" is defined in subsection 5.10(a).

          "Recovery Event" means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

          "Reorganization" means with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

          "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss.2615.

          "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

          "Shareholder Guaranty" means that certain guaranty from George Schneider in favor of the Lender substantially in the form of Exhibit D attached hereto, as the same may be modified or amended from time to time.

          "Single Employer Plan" means any Plan which is not a Multi-Employer Plan.

          "Solvent" means, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (vi) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Specified Sales" means (i) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business,
     (ii) the sale, transfer, lease or other disposition of machinery, parts and equipment that are no longer useful in the conduct of the business of the Borrower or any of its Subsidiaries, as appropriate, (iii) the sale, transfer, lease or other disposition of other machinery, parts, equipment and real estate for cash, provided, however, that at least 80% of the Net Proceeds thereof shall be paid to the Lender as a prepayment of the Term Loan under Section 3.3(a) (including without limitation at least 80% of the Net Proceeds of any sale of machinery, parts, equipment and real estate comprising any part of Borrower's La Crosse, Wisconsin manufacturing facility) and the balance of such Net Proceeds shall, to the extent not applied to the Term Loan, be applied to the obligations under the GE Loan Agreement; and (iv) in addition to the transactions described in subsections (i), (ii) and (iii), any other sale, transfer, lease or other disposition of assets where the proceeds of such disposition do not exceed $1,500,000 during any fiscal year or $4,000,000 during the term of this Credit Agreement.

          "Subordinated Debt" is defined in Section 7.10.

          "Subsidiary" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Subsidiary Guaranty" means that certain guaranty from Danner in favor of the Lender substantially in the form of Exhibit E attached hereto, as the same may be modified or amended from time to time.

          "Subsidiary Security Agreement" means that certain Security Agreement by and between Danner and the Lender substantially in the form of Exhibit F attached hereto, as the same may be modified or amended from time to time.

          "Tangible Net Worth" means, with respect to any Person at any date, the Net Worth of such Person at such date, excluding, however, from the determination of the total assets at such date, (a) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other intangible items, (b) all unamortized debt discount and expense, (c) treasury stock,
     (d) any write-up in the book value of any asset resulting from a revaluation thereof, (e) software and (f) all deferred tax benefits.

          "Term Loan" is defined in Section 2.1(a).

          "Term Note" means the promissory note of the Borrower in favor of the Lender evidencing the Term Loan provided pursuant to Section 2.1(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

          "Term Termination Date" means May 28, 2004 or the earlier termination in full of the Term Loan.

          "Type" means, as to the Term Loan, its nature as a Prime Rate Loan or a Eurodollar Loan, as the case may be.

     1.2  Other Definitional Provisions.

          (a) Unless otherwise specified therein, all capitalized definitional terms defined in this Credit Agreement shall have the defined meanings when used in the Note or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

          (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

          (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (d) For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

     1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lender.

                                   ARTICLE 2

                                  THE tERM lOAN

     2.1 Term Loan.

          (a) Term Loan. Subject to and upon the terms and conditions hereof, the Lender hereby agrees to make a term loan (the "Term Loan") to the Borrower on the Closing Date in the aggregate principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) for the purposes hereinafter set forth. The Term Loan may consist of Prime Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request. Amounts repaid on the Term Loan may not be reborrowed. Eurodollar Loans shall be made by the Lender at its Eurodollar Lending Office and Prime Rate Loans at its Domestic Lending Office. In the event the Borrower shall fail to borrow the entire Term Loan, the scheduled amortization payments required under Section 2.1(b) shall be reduced in inverse order of maturity by the amount of the difference.

          (b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in semi-annual payments of $750,000 each, commencing on November 15, 2001 and on the fifteenth day of each May and November thereafter, with a final principal payment of the outstanding unpaid balance of the Term Loan (together with all accrued but unpaid interest) on the Term Termination Date.

          (c) Interest on the Term Loan. Subject to the provisions of Section 3.1, the Term Loan shall bear interest as follows:

               (i) Prime Rate Loans. During such periods as the Term Loan shall be comprised of Prime Rate Loans, each such Prime Rate Loan shall bear interest at a per annum rate equal to the Prime Rate; and

               (ii) Eurodollar Loans. During such periods as the Term Loan shall be comprised of Eurodollar Loans, each such Eurodollar Loan shall bear interest at a per annum rate equal to the sum of the applicable Eurodollar Rate plus 200 basis points as of the commencement of the Interest Period applicable thereto.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

          (d) Term Note. The Term Loan shall be evidenced by a duly executed promissory note of the Borrower to each Lender in the original principal amount of the Term Loan substantially in the form of Exhibit E.

                                   ARTICLE 3

                 OTHER PROVISIONS RELATING TO CREDIT FACILITIES

     3.1 Default Rate. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Term Loan and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is equal to the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Prime Rate) plus 2%.

     3.2 Extension and Conversion. The Borrower shall have the option, on any Business Day, to extend the Term Loan into a subsequent permissible Interest Period or to convert the Term Loan into a Term Loan of another Type; provided, however, that (i) except as provided in Section 3.7, Eurodollar Loans may be converted into Prime Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Prime Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) the portion of the Term Loan extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and
(iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion in the form of Exhibit 3.2 (or telephone notice promptly confirmed in writing) to the Lender prior to 12:00 noon (Milwaukee, Wisconsin time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Prime Rate Loan and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Prime Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the portion of the Term Loan to be so extended or converted, the Types of Term Loan into which such portion of the Term Loan are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such portion of the Term Loan shall be automatically converted into Prime Rate Loans at the end of their Interest Period.

     3.3 Prepayments.

          (a) Voluntary Prepayments. The Term Loan may be prepaid in whole or in part without premium or penalty except as provided in Section 3.10. Any partial prepayment shall be in a minimum aggregate principal amount of $100,000 and integral multiples of $100,000 in excess thereof or such smaller amount as may be necessary to prepay the Term Loan in full. Amounts prepaid on the Term Loan shall be applied first, to the next two (2) scheduled payments of the principal of the Term Loan and the balance, if any, shall be applied in inverse order of maturity to the payments of principal due pursuant to Section 2.1(b). Amounts prepaid on the Term Loan may not be reborrowed.

          (b) Notice. Except as otherwise provided herein, the Borrower will provide notice to the Lender of any prepayment of the Term Loan by 10:30 A.M. (Milwaukee, Wisconsin time) on the day prior to the date of prepayment.

     3.4 [Reserved]

     3.5 Capital Adequacy. If the Lender has reasonably determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy made after the date hereof, or any change therein made after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof made after the date hereof, or compliance by the Lender or its parent company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency made after the date hereof, has or would have the effect of reducing the rate of return on the Lender's or its parent company's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which the Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the policies of the Lender and its parent company with respect to capital adequacy), then, within 10 Business Days after the Borrower's receipt of the certificate referred to in the next sentence, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender and its parent company for such reduction. A certificate as to the amount of such reduction in rate of return, the good faith basis therefor and setting forth in reasonable detail the calculations used by the Lender to arrive at the amount or amounts claimed to be due, shall be submitted to the Borrower. Each determination by the Lender of amounts owing under this Section shall be rebuttably presumptive evidence of the matters set forth therein. No demand for payment under this Section shall be made unless the Lender shall make comparable demands of other similarly situated borrowers. The provisions of this Section shall survive termination of this Credit Agreement and the payment of the Term Loan and all other amounts payable hereunder.

     3.6 Inability To Determine Interest Rate. If prior to the first day of any Interest Period, the Lender shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Lender shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (b) any portion of the Term Loan that was to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Prime Rate Loans and (c) any outstanding Eurodollar Loans shall be converted, at the end of their respective Interest Periods to Prime Rate Loans. Until such notice has been withdrawn by the Lender, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Prime Rate Loans to Eurodollar Loans.

     3.7 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for the Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) the Lender shall promptly give written notice of such circumstances to the Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of the Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Prime Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for the Lender to make or maintain Eurodollar Loans, the Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Loan is requested and (c) the portion of the Term Loan then outstanding as Eurodollar Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 3.10.

     3.8 Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Lender, or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date:

               (i) shall subject the Lender to any tax of any kind whatsoever on or in respect of any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to the Lender in respect thereof except for Non-Excluded Taxes covered by
          Section 3.9 and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of the Lender or its applicable lending office, branch, or any affiliate thereof); or

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar condition or requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from the Lender, in accordance herewith, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by the Lender hereunder to Prime Rate Loans by giving the Lender at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to the Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.10. If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, certifying (a) that one of the events described in this Section 3.8 has occurred and describing in reasonable detail the nature of such event, (b) as to the increased cost or reduced amount resulting from such event and (c) as to the additional amount demanded by the Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection shall be submitted by the Lender to the Borrower and shall be conclusive in the absence of manifest error. No demand for payment under this Section shall be made unless the Lender shall make comparable demands of other similarly situated borrowers. This covenant shall survive the termination of this Credit Agreement and the payment of the Term Loan and all other amounts payable hereunder.

     3.9 Taxes. Except as provided below in this Section, all payments made by the Borrower under this Credit Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes measured by or imposed upon the overall net income of the Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of the Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which the Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and the Lender, applicable lending office, branch or affiliate other than a connection arising solely from the Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or the Note. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Lender hereunder or under the Note, (A) the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and the Note and (B) as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the

Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Term Loan and all other amounts payable hereunder.

     3.10 Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur (other than through the Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement,
(b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over (ii) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market, provided, however, that the amount of such lost interest, if any, shall be discounted to a present value as of the date of the indemnification payment, using as the applicable discount rate(s) the rate(s) of per annum interest used by the Lender in making the computations pursuant to the foregoing clause (ii). This covenant shall survive the termination of this Credit Agreement and the payment of the Term Loan and all other amounts payable hereunder.

     3.11 Place and Manner of Payments. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Lender in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at its offices specified in Section 9.2 not later than 12:00 noon (Milwaukee, Wisconsin time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Lender may, at the Borrower's request, debit the amount of any such payment which is not made by such time to Account No. 112560280 maintained by the Borrower with the Lender. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

                                   ARTICLE 4

                                   CONDITIONS

     4.1 Conditions to Closing Date. This Credit Agreement shall become effective upon the satisfaction of the following conditions precedent:

          (a) Execution of Credit Documents. The Lender shall have received: this Credit Agreement, the Assignment of Life Insurance, the Note, the Shareholder Guaranty, the Subsidiary Guaranty, the Mortgage, the Parent Security Agreement and the Subsidiary Security Agreement, together with appropriate Uniform Commercial Code financing statements, in each case, conforming to the requirements of this Credit Agreement and executed by a duly authorized officer of the Borrower (or, in the case of the Shareholder Guaranty, by George Schneider, and in the case of the Subsidiary Guaranty and the Subsidiary Security Agreement and related financing statements, by a duly authorized officer of Danner).

          (b) GE Loan Matters. Copies of: (i) the GE Loan Agreement executed by the Borrower and General Electric Capital Corporation, in form and substance reasonably satisfactory to the Lender, and evidence satisfactory to the Lender that all conditions to the effectiveness of such Loan Agreement have been satisfied; and (ii) the Intercreditor Agreement, executed by the Lender and GE Capital Corporation and acknowledged by the Borrower.

          (c) Liability and Casualty Insurance. Copies of insurance policies or certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth herein.

          (d) Financial Information. Copies of audited consolidated financial statements for the Borrower and its Subsidiaries for fiscal year 2000; and preliminary interim quarterly company-prepared consolidated financial statements for the Borrower and its Subsidiaries.

          (e) Corporate Documents. Receipt by the Lender of the following:

               (i) Articles of Incorporation. Copies of the articles of incorporation of the Borrower and Danner certified to be true and complete as of a recent date by the appropriate governmental authority of the state of their respective incorporation.

               (ii) Resolutions. Copies of resolutions of the Board of Directors of each of the Borrower and Danner approving and adopting the Credit Documents to which they are a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

               (iii) Bylaws. A copy of the bylaws of the Borrower and Danner certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

               (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to the Borrower and Danner certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation of each and each other state in which the failure to so qualify and be in good standing would have a Material Adverse Effect.

          (f) Officer's Certificate. The Lender shall have received certificates of a duly authorized officer of the Borrower and Danner dated the Closing Date, substantially in the form of Exhibit 4.1(f) with appropriate insertions and attachments.

          (g) Legal Opinion of Counsel. The Lender shall have received an opinion of Foley & Lardner, counsel for the Borrower, Danner and George Schneider, dated the Closing Date and addressed to the Lender, in form and substance satisfactory to the Lender.

          (h) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Lender .

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

     To induce the Lender to enter into this Credit Agreement and to make the Term Loan herein provided for, the Borrower hereby represents and warrants to the Lender that:

     5.1 Financial Statements. The Borrower has furnished to the Lender (a) the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2000, together with an unqualified opinion thereon by McGladry & Pullen and (b) the preliminary unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of March 31, 2001, prepared by the Borrower. Such financial statements were prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete and fairly present the consolidated financial condition of the Borrower and such Subsidiaries as of such dates and the results of their operations for the periods ended on such dates, subject, in the case of the preliminary unaudited interim statements, to the absence of footnotes, audit and normal year-end adjustments. Other than as set forth on Schedule 5.1, since March 31, 2001, there has been no development or event which has had a Material Adverse Effect.

     5.2 Ownership of Properties; Liens and Encumbrances. Other than as set forth on Schedule 5.2, each of the Borrower and its Subsidiaries has good and marketable title to all property, real and personal, reflected on the most recent financial statement of the Borrower furnished to the Lender, and all property purported to have been acquired since the date of such financial statement, except property sold or otherwise disposed of in the ordinary course of business subsequent to such date; and all such property is free of any Lien except Permitted Liens. All owned and leased buildings and equipment of the Borrower used in the Borrower's business are in good operating condition, repair and working order and conform to all applicable laws, ordinances and regulations the violation of which would have a Material Adverse Effect. The Borrower possesses adequate trademarks, trade names, copyrights, patents, service marks and licenses, or rights thereto, for the present and planned future conduct of its business substantially as now conducted, without any known conflict with the rights of others which would result in a Material Adverse Effect.

     5.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing (or similar concept under applicable law, including, without limitation, the concept of active status under the laws of the State of Wisconsin) under the laws of the jurisdiction of its organization, (b) has the corporate power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing would not, in the aggregate, have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Borrower and Danner has full corporate power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document to which it is a party by the Borrower or Danner or with the validity or enforceability of any Credit Document to which it is a party against the Borrower or Danner, other than for certain filings necessary to perfect the Lender's Liens under the Mortgage, the Parent Security Agreement and the Subsidiary Security Agreement. Each Credit Document to which it is a party has been duly executed and delivered on behalf of the Borrower and Danner. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Borrower and Danner, enforceable against the Borrower and Danner, in accordance with its respective terms.

     5.5 No Legal Bar; No Default. The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Term Loan will not violate any Requirement of Law or any Contractual Obligation of the Borrower or its Subsidiaries the violation of which would reasonably be expected to have a Material Adverse Effect (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     5.6 No Material Litigation. Except as set forth in Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

     5.7 Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.8 Federal Regulations. No part of the proceeds of the Term Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Borrower and its Subsidiaries taken as a group do not own "margin stock" except (a) margin stock which is a Permitted Investment, and
(b) capital stock of the Borrower held by the Borrower as treasury stock, but only to the extent otherwise permitted by this Credit Agreement.

     5.9 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" within the meaning of Section 412 of the Code (or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which would reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect.

     5.10 Environmental Matters. Except as set forth on Schedule 5.10 and except to the extent that all of the following, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

          (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

          (b) The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable

     Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business").

          (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

          (f) There has been no unremediated release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

     5.11 Use of Proceeds. The Term Loan shall be used to provide for general corporate purposes not prohibited by this Credit Agreement.

     5.12 Subsidiaries. Set forth on Schedule 5.12 is a complete and accurate list of all Subsidiaries of the Borrower. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes) and is owned, free and clear of all Liens.

     5.13 Taxes. Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all taxes shown thereon to be due (including interest and penalties), except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrower's federal income tax liability has been finally determined by the Internal Revenue Service for all taxable years up to and including the taxable year ended December 31, 1991, and there is no threatened tax controversy or, to the best of Borrower's knowledge, threatened tax controversy or dispute as of the date hereof which would have a Material Adverse Effect except as disclosed in Schedule 5.13.

     5.14 Solvency. The Borrower, individually, and the Borrower and its Subsidiaries, collectively, are and, after execution of this Credit Agreement and the GE Loan Agreement and after giving effect to the Indebtedness incurred hereunder and under the GE Loan Agreement, will be Solvent.

     5.15 Accuracy of Information. All information furnished by the Borrower to the Lender is correct and complete in all material respects as of the date furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

                                   ARTICLE 6

                              AFFIRMATIVE COVENANTS

     The Borrower hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Obligations are paid in full, the Borrower shall, and in the case of subsections 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 shall cause each of its Subsidiaries, to:

     6.1 Financial Statements. Maintain a standard and modern system of accounting in accordance with sound accounting practice, and furnish to the Lender such information respecting the business, assets and financial condition of the Borrower and its Subsidiaries as the Lender may reasonably request and, without request furnish to the Lender, or, in the case of Subsidiaries, cause its Subsidiaries to furnish to the Lender:

          (a) as soon as available, and in any event within 45 days after the end of each of the first three quarters of Borrower's fiscal year, the Borrower's Form 10-Q (prepared on a consolidated basis) as of the end of each such quarter and a comparison of actual cash flow, income and capital expenditures with corresponding amounts from the prior year for such period, all in reasonable detail and certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief financial officer of the Borrower;

          (b) as soon as available, and in any event within 100 days after the close of each fiscal year, a copy of the Borrower's Form 10-K (prepared on a consolidated basis, which Form 10-K shall be accompanied by (i) the unqualified opinion of independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Lender to the effect that the statements present fairly, in all material respects, the financial position of the Borrower as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP; (ii) a letter of such accountants stating that their review of the financial covenants disclosed no Default or that their review disclosed a Default and specifying the same and the action taken or proposed to be taken with respect thereto; and (iii) any supplementary comments and reports submitted by such accountants to the Borrower including the management letter, if any;

          (c) as soon as available, and in any event within 45 days after the close of each fiscal year, a budget of income and expenses prepared by the Borrower for the current fiscal year, based on information and assumptions that are accurate and reasonable as of the date hereof; and

          (d) together with the financial statements described in Section 6.1(a) and (b), the certificate of the president or chief financial officer of the Borrower and to the effect that (i) a review of the activities of the Borrower during such period has been made under his supervision to determine whether the Borrower has observed, performed and fulfilled the covenants set forth in Section 7.12, and (ii) no Default has occurred, with respect to said covenants (or if such Default has occurred, specifying the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same).

All financial statements referred to herein shall be complete and correct in all respects and shall be prepared in reasonable detail and on a consolidated basis in accordance with GAAP, applied consistently throughout all accounting periods. In addition, the Borrower shall cause George Schneider to provide a true and complete copy of his personal financial statement on or before the end of each of the Borrower's fiscal years.

     6.2 Payment of Obligations. Subject to the exceptions set forth in Section 8(e), pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all its material obligations of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such material obligations (including, without limitation, obligations to pay taxes), except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

     6.3 Conduct of Business and Maintenance of Existence. Except as otherwise permitted by Section 7.4 or described on Schedule 6.3, continue to engage in business of the same general type as now conducted by it on the date hereof and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

     6.4 Maintenance of Property; Insurance. Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Lender, upon written request, full information as to the insurance carried.

     6.5 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit the Lender, during regular business hours and upon reasonable notice, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any time and as often as may be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

     6.6 Notices. Give notice to Lender of:

          (a) immediately (and in any event within two (2) Business Days) after the Borrower knows or has reason to know thereof, the occurrence of any Default or Event of Default;

          (b) promptly, any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

          (c) promptly, any litigation, or any investigation or proceeding (including, without limitation, any environmental proceeding) known to the Borrower, affecting the Borrower or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

          (d) as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or
     (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

          (e) as soon as possible in advance of, and in any event before the effectiveness of, any proposed increase or decrease in the principal committed amount under or in respect of the GE Loan Agreement; and

          (f) promptly, any other development or event which would reasonably be expected to have a Material Adverse Effect; and

          (g) promptly, any amendment to the GE Loan Agreement.

Each notice pursuant to this subsection shall be accompanied by a statement of a responsible officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

     6.7 Environmental Laws.

          (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that, with respect to all of the above, failure to do so would not reasonably be expected to have a Material Adverse Effect;

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect; and

          (c) Defend, indemnify and hold harmless the Lender and its employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys' fees and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Note and all other amounts payable hereunder.

                                   ARTICLE 7

                               NEGATIVE COVENANTS

     The Borrower hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Obligations are paid in full:

     7.1 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

          (b) Indebtedness existing as of the Closing Date and set out in
     Schedule 7.1(b) and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

          (c) Indebtedness incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total aggregate principal amount of all such Indebtedness of the Borrower and its Subsidiaries, as a group, shall not exceed $5,000,000 at any time outstanding;

          (d) Indebtedness and obligations relating to currency protection agreements and commodity purchase or option agreements in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

          (e) Subordinated Debt of the Borrower, the terms of subordination and other terms and provisions of which are acceptable to the Lender in its reasonable discretion;

          (f) Indebtedness incurred by the Borrower in connection with Permitted Sale-Leaseback Transactions, provided that the aggregate amount of such Indebtedness shall not exceed $5,000,000 at any time outstanding;

          (g) Indebtedness secured by Permitted Liens, except as otherwise limited by this Section; and

          (h) Indebtedness arising or existing under the GE Loan Agreement (and the documents relating thereto).

     7.2 Liens. The Borrower will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

     7.3 Nature of Business. Except as described on Schedule 6.3 or as otherwise permitted by Section 7.4, the Borrower will not, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date.

     7.4 Consolidation, Merger or Sale of Assets, etc. The Borrower will not, nor will it permit any Subsidiary to,

          (a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of any substantial part of its property or assets outside of the ordinary course of business or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

               (i) Specified Sales;

               (ii) the sale, transfer, lease or other disposition of property or assets not in the ordinary course of business (other than Specified Sales), where and to the extent that such transaction is the result of a Recovery Event and the Net

          Proceeds therefrom are used to repair or replace damaged property or to purchase or otherwise acquire new assets or property provided that such purchase or acquisition is committed to within 120 days of receipt of the Net Proceeds from the Recovery Event and such purchase or acquisition is consummated within 180 days of such receipt; and

               (iii) the sale, lease or transfer of property or assets by a Subsidiary to the Borrower.

As used herein, "substantial part" shall mean property and assets, the book value of which, when added to the book value of all other assets sold, leased or otherwise disposed of by the Borrower and its Subsidiaries (other than in the ordinary course of business), shall in any fiscal year exceed 10% of Consolidated Tangible Assets, in each case determined as of the end of the immediately preceding fiscal year; or

          (b) enter into any transaction of merger or consolidation, except for
     (i) the merger or consolidation of the Borrower with or into one of its Subsidiaries, provided that in any such case the Borrower shall be the surviving entity, and (ii) the merger or consolidation of any wholly-owned Subsidiary with or into any other wholly-owned Subsidiary or other entity which thereupon becomes a wholly-owned Subsidiary (subject to the terms of Section 7.8 hereof).

Lender will agree to terminate its Liens with respect to any sales or dispositions otherwise permitted under this Agreement upon its receipt of any Net Proceeds required hereunder.

     7.5 Advances, Investments and Loans. The Borrower will not, nor will it permit any Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.

     7.6 Guarantee Obligations. The Borrower will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Guarantee Obligations, except Permitted Guarantee Obligations.

     7.7 Transactions with Affiliates. Except as permitted in subsection (iii) of the definition of Permitted Investments and loans described on Schedule 7.1(b), the Borrower will not, nor will it permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an officer, director, shareholder or Affiliate.

     7.8 Ownership of Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, create, form or acquire a Subsidiary without the prior written consent of the Lender.

     7.9 Fiscal Year. The Borrower will not, nor will it permit any Subsidiary to, change its fiscal year, except with the prior written consent of the Lender.

     7.10 Prepayments of Indebtedness, etc. The Borrower will not, nor will it permit any Subsidiary to,

          (a) after the issuance thereof, amend or modify, or permit the amendment or modification of, any of the terms of subordination or other terms or provisions relating to any Subordinated Debt; or

          (b) make (or give notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due) or refund, refinance or exchange of any Subordinated Debt permitted pursuant to Section 7.1.

As used herein, "Subordinated Debt" means any indebtedness for borrowed money which by its terms is, or upon the happening of certain events may become, subordinated in right of payment to the Obligations hereunder and other amounts owing hereunder or in connection herewith; provided, that "Subordinated Debt" shall not be deemed to include indebtedness evidenced by or arising under the GE Loan Agreement.

     7.11 Dividends. The Borrower will not, nor will it permit any non-wholly-owned Subsidiaries to, make any payment, distribution or dividend (other than a dividend or distribution payable solely in stock or equity interest of the Person making the dividend or distribution) on or any payment on account of the purchase, redemption or retirement of, or any other distribution on, any partnership interest, share of any class of stock or other ownership interest in such Person if there shall exist any Default or Event of Default or if the making of any such payment, dividend or distribution would cause a Default or Event of Default to occur.

     7.12 Financial Covenants. Borrower will not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

          (a) Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate $3,500,000 in any fiscal year.

          (b) Minimum Tangible Net Worth. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each fiscal quarter set forth below, Tangible Net Worth equal to or greater than:

          $23,882,000 as of fiscal quarter ending on or about September 30, 2001;

          $25,920,000 as of fiscal quarter ending on or about December 31, 2001;

          $21,920,000 as of fiscal quarter ending on or about March 31, 2002;

          $21,920,000 as of fiscal quarter ending on or about June 30, 2002;

          $23,920,000 as of fiscal quarter ending on or about September 30, 2002;

          $25,920,000 as of fiscal quarter ending on or about December 31, 2002;

          $21,920,000 as of fiscal quarter ending on or about March 31, 2003;

          $21,920,000 as of fiscal quarter ending on or about June 30, 2003;

          $23,920,000 as of fiscal quarter ending on or about September 30, 2003;

          $25,920,000 as of fiscal quarter ending on or about December 31, 2003;

          $21,920,000 as of the end of each fiscal quarter occurring thereafter.

                                   ARTICLE 8

                                EVENTS OF DEFAULT

     Upon the occurrence of any of the following events (each an "Event of Default"):

          (a) The Borrower shall fail to pay any principal on the Note when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on the Note or any Fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for five (5) Business Days; or

          (b) Any representation or warranty made or deemed made by the Borrower herein or in any of the other Credit Documents to which it is a party (or by Danner in any of the Credit Documents to which it is a party), or which is contained in any certificate, document or financial or other statement furnished by the Borrower or Danner at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

          (c) The Borrower shall (i) default in the due performance or observance of Sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.4, 7.6, 7.10, 7.11 or
     7.12 or (ii) default in the observance or performance of any other term, covenant or agreement contained in this Credit Agreement (other than as described in subsections 8(a), 8(b) or 8(c)(i) above), and such default shall continue unremedied for a period of 30 days or more after written notice thereof from the Lender; or

          (d) An Event of Default (as defined in the GE Loan Agreement) shall have occurred under or in respect of the GE Loan Agreement, including without limitation, a default under Section 5.10 thereof; or

          (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Note) in a principal amount outstanding of at least $500,000 in the aggregate for the Borrower and its Subsidiaries or in the payment of any matured Guarantee Obligation in a principal amount outstanding of at least $500,000 in the aggregate for the Borrower and its Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created and such Indebtedness or Guarantee Obligation has matured by its terms or is accelerated or is overtly threatened to be accelerated (except any such matured Guarantee Obligations which the Borrower and its Subsidiaries are disputing in good faith and for which they have established adequate reserves); or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness in a principal amount outstanding of at least $500,000 in the aggregate for the Borrower and its Subsidiaries or Guarantee Obligation in a principal amount outstanding of at least $500,000 in the aggregate for the Borrower and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or a trustee or Lender on behalf of such holder or holders or beneficiary or beneficiaries shall cause or overtly threaten to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

          (f) (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (X) results in the entry of an order for relief or any such adjudication or appointment or (Y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
     (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) One or more judgments or decrees shall be entered against the Borrower and such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof and involve in the aggregate a liability (to the extent not paid when due or covered by insurance) of $500,000 or more; or

          (h) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or
     (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (i) Any Credit Document shall fail to be in full force and effect or to give the Lender the rights, powers and privileges reasonably purported to be created thereby;

     Then, and in any event, (A) if such event is an Event of Default specified in paragraph (f) above, automatically the Term Loan (with accrued interest thereon), and all other amounts owing under this Credit Agreement and the other Credit Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may, by notice to the Borrower, declare the Term Loan to be terminated forthwith, whereupon the Term Loan (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Credit Documents shall immediately become due and payable. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                                   ARTICLE 9

                                  MISCELLANEOUS

     9.1 Amendments and Waivers. Neither this Credit Agreement, nor the Note, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection. The Lender may, from time to time, (a) enter into with the Borrower or Danner, as applicable, written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding, amending or deleting any provisions of this Credit Agreement or the other Credit Documents or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences. Any such waiver, amendment, supplement or modification shall be binding upon the Borrower or Danner, as applicable, and the Lender and all future holders of the Note. In the case of any waiver, the Borrower and the

Lender shall be restored to their former position and rights hereunder and under the Term Loan and Note and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     9.2 Notices. Except as otherwise provided in Article 3, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) on a Business Day between the hours of 8:30 A.M. and 5:00 P.M. (Milwaukee, Wisconsin time) or on the following Business Day (if sent after 5:00 P.M. Milwaukee, Wisconsin time) to the number set out herein, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Note:

          The Borrower:                 LaCrosse Footwear, Inc.
                                        1407 St. Andrew Street
                                        LaCrosse, Wisconsin  54602
                                        Attn: Robert J. Sullivan
                                        Phone: (608) 782-3020
                                        Fax: (608) 782-1733

                                        with a copy to:

                                        Foley & Lardner
                                        777 E. Wisconsin Avenue
                                        Milwaukee, Wisconsin 53202
                                        Attn: Luke E. Sims
                                        Phone: (414) 297-5680
                                        Fax: (414) 297-4900

          The Lender:                   Firstar Bank, N.A.
                                        777 E. Wisconsin Avenue
                                        Milwaukee, Wisconsin 53202
                                        Attn:  David Hirsch
                                        Phone: (414) 765-4248
                                        Fax: (414) 765-4632
                                        with a copy to:

                                        Quarles & Brady LLP
                                        411 E. Wisconsin Avenue
                                        Milwaukee, Wisconsin 53202-4497
                                        Attn:  David L. Bourne
                                        Phone: (414) 277-5343
                                        Fax: (414) 271-3552

     9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Note and the making of the Term Loan, provided that all such representations and warranties shall terminate on the date upon which all amounts owing hereunder and under the Term Note have been paid in full.

     9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for the costs and expenses of its counsel incurred in connection with the preparation and execution of the Credit Documents and the consummation of the transactions contemplated thereby in an amount not to exceed $10,000 and to pay or reimburse the Lender for all of its reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with any amendment, supplement or modification to the Credit Documents and any other documents prepared in connection herewith or therewith,(b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and any other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Lender (including reasonable allocated costs of in-house legal counsel), (c) on demand, to pay, indemnify, and hold the Lender and its Affiliates harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender and its Affiliates, officers, directors, shareholders, employees and agents harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Term Loan (all the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that the Borrower shall not have any obligation hereunder to the Lender with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of the Lender, or
(ii) the violation by the Lender of an express provision of the Credit Documents, if so determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 9.5 shall survive repayment of the Term Loan, the Note and all other amounts payable hereunder.

     9.6 Successors and Assigns. This Credit Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender, all future holders of the Note and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents to which it is a party without the prior written consent of the Lender and the Lender may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of the Borrower, in each case, which consent shall not be unreasonably withheld.

     9.7 Set-off. In addition to any rights and remedies of the Lender provided by law (including, without limitation, other rights of set-off), the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower, or any part thereof in such amounts as the Lender may elect, against and on account of the obligations and liabilities of the Borrower to the Lender hereunder and claims of every nature and description of the Lender against the Borrower, in any currency, whether arising hereunder, under the Note or under any documents contemplated by or referred to herein or therein, as the Lender may elect, whether or not the Lender has made any demand for payment. The aforesaid right of set-off may be exercised by the Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Lender prior to the occurrence of any Event of Default. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     9.8 Confidentiality. The Lender shall use its best efforts to hold in confidence any material nonpublic information delivered or made available to it by the Borrower. Notwithstanding the foregoing, nothing herein shall prevent the Lender from disclosing any information delivered or made available to it by the Borrower (a) to the Lender's Affiliates, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which has been publicly disclosed other than as a result of a disclosure by the Lender which is not permitted by this Credit Agreement, (e) to the extent reasonably required in connection with any litigation to which the Lender or any of its Affiliates may be a party, along with the Borrower, any Subsidiary or any of their respective Affiliates,

(f) to the extent reasonably required in connection with the exercise of any right or remedy under this Credit Agreement, and (g) to the Lender's legal counsel and financial consultants and independent auditors.

     9.9 Table of Contents and Section Headings. The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

     9.10 Counterparts. This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument

     9.11 Severability. Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.12 Integration. This Credit Agreement, the Note and the other Credit Documents represent the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower or the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Note.

     9.13 Governing Law. This Credit Agreement and the Note and the rights and obligations of the parties under this Credit Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

     9.14 Consent to Jurisdiction and Venue. All judicial proceedings brought against the Borrower with respect to this Credit Agreement, the Note or any of the other Credit Documents shall be brought in any state or federal court of competent jurisdiction in the State of Wisconsin, and, by execution and delivery of this Credit Agreement, the Borrower accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. The Borrower and the Lender irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall limit the right of the Lender to bring proceedings against the Borrower in the court of any other jurisdiction.

     9.15 Acknowledgments. The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

          (b) the Lender does not have any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Credit Agreement and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor; and

          (c) no joint venture exists between the Borrower and the Lender.

     9.16 Waivers of Jury Trial. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     9.17 Limitation of Liability. THE BORROWER AND THE LENDER HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE OTHER PARTY ANY EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

     BORROWER:                          LACROSSE FOOTWEAR, INC.,
     --------
                                        a Wisconsin corporation


                                        By: /s/ Robert J. Sullivan
                                           ---------------------------------
                                        Title: VP-Finance and Administration
                                                and Chief Financial Officer
                                             ------------------------------


     LENDER:                            FIRSTAR BANK, N.A.
     ------


                                        By: /s/ David Hirsch
                                           ---------------------------------
                                        Title: Vice President
                                               -----------------------------